THE CHUBB CORPORATION

Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statements (Form S-3: No. 333-67445, No. 333-74912, No. 333-101460, and Form S-8: No. 33-29185, No. 33-30020, No. 33-49230, No. 33-49232, No. 333-09273, No. 333-09275, No. 333-58157, No. 333-67347, No. 333-36530 No. 333-85462, No. 333-90140 and Post-Effective Amendment No. 2 to Form S-4 on Form S-8 No. 333-73073) of The Chubb Corporation of our report dated February 28, 2003, with respect to the consolidated financial statements included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/S/ ERNST & YOUNG LLP

New York, New York
March 11, 2003